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                                                                     Exhibit 1.1

                                                                  EXECUTION COPY


                              BRE PROPERTIES, INC.
                                   ("Company")



                                 Debt Securities

                                 TERMS AGREEMENT
                                 ---------------


                                                                   March 5, 2002


To:  The Representative of the Underwriters identified herein




Dear Sirs and Mesdames:

     The undersigned agrees to sell to the several Underwriters named in Schedule A hereto for their respective accounts, and the Underwriters agree,
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severally but not jointly, to purchase, on and subject to the terms and conditions of the Underwriting Agreement attached hereto ("Underwriting Agreement"), the following securities ("Offered Securities") on the following terms:

         Title of Offered Securities:  5.95% Notes due 2007.

         Aggregate Principal Amount of Offered Securities:  $150,000,000

         Interest: 5.95% per annum, from March 12, 2002 or from the most recent date to which interest has been paid or duly provided for, payable semiannually in arrears on each March 15 and September 15, commencing September 15, 2002, to holders of record on the preceding March 1 or September 1, as the case may be.

         Maturity:  March 15, 2007.

         Optional Redemption: The Offered Securities are redeemable at the option of the Company, in whole or in part, at any time, at the make-whole redemption price described in the Officers' Certificate establishing the terms of the Offered Securities pursuant to the Indenture.

         Sinking Fund:  None.

         Listing:  None.

         Purchase Price: The purchase price for the Offered Securities to be paid by the several Underwriters shall be 99.382% of the principal amount, plus accrued interest, if any, from March 12, 2002.

         Expected Reoffering Price: The initial public offering price for the Offered Securities shall be 99.982% of the principal amount, plus accrued interest, if any, from March 12, 2002.

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         Closing Date: 10:00 A.M. (New York Time) on March 12, 2002, at the
offices of Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York 10005.

         Method of Payment: Wire transfer in Federal (same day) funds.

         Securities Remaining under Shelf: Immediately prior to the issuance of the Offered Securities on the Closing Date, securities with an aggregate principal amount of $700,000,000, exclusive of the Offered Securities, were available for issuance under the Registration Statement.

         Settlement and Trading: Book-Entry Only via DTC.

         Blackout: Until the Closing Date.

         Underwriters:

         The names of the Underwriters and the respective aggregate principal amounts of the Offered Securities to be purchased by each of the Underwriters are set forth opposite their names in Schedule A hereto.
                                      ----------

         Notices to Underwriters: Credit Suisse First Boston Corporation, Eleven Madison Avenue, New York, New York 10010-3629, Attention: Transactions Advisory Group.

         The provisions of the Underwriting Agreement are incorporated herein by reference.

         For purposes of Section 6 of the Underwriting Agreement, the only information furnished to the Company by any Underwriter for use in the Prospectus consists of the following information in the Prospectus furnished on behalf of each Underwriter: (1) the third paragraph under the caption "Underwriting"; (2) the second sentence in the fifth paragraph under the caption "Underwriting"; and (3) the seventh paragraph under the caption "Underwriting".

                                       2

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         If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the several Underwriters in accordance with its terms.

                                            Very truly yours,

                                            BRE PROPERTIES, INC.

                                            By: /s/ Edward F. Lange, Jr.
                                                ------------------------
                                              Name:  Edward F. Lange, Jr.
                                              Title: Executive Vice President,
                                                     Chief Financial Officer
                                                     and Secretary

The foregoing Terms Agreement is hereby
  confirmed and accepted as of the date
  first above written.

     Credit Suisse First Boston Corporation


         By: /s/ Donald S. Kinsley
             ---------------------
                  Name:  Donald S. Kinsley
                  Title: Managing Director

         Acting on behalf of itself and
           as the Representative of the
           several Underwriters.

                                       3

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                                                SCHEDULE A

                                                           Aggregate
                    Underwriter                            Principal
                    -----------                              Amount
                                                             ------
Credit Suisse First Boston Corporation ................   $ 90,000,000

Goldman, Sachs & Co. ..................................   $ 37,500,000

Banc of America Securities LLC ........................   $  7,500,000

Banc One Capital Markets, Inc .........................   $  7,500,000

First Union Securities, Inc. ..........................   $  7,500,000
                                                          ------------
                   Total ..............................   $150,000,000
                                                          ============